                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-K/A

                               AMENDMENT NO. 1 TO

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): May 31, 1996


                               Tigera Group, Inc.
             (Exact name of registrant as specified in its charter)


   Delaware                         0-12113                     94-2691724
(State or other                   (Commission                  (IRS Employer
jurisdiction of                   File Number)              Identification No.)
incorporation)


      667 Madison Avenue, New York, New York                10021
     (Address of principal executive offices)            (zip code)


       Registrant's Telephone Number, including Area Code: (212) 644-8880


                                       N/A
          (Former name or former address, if changed since last report)

                  Pursuant to Item 7(a)(4) and Item 7(b)(2) of Form 8-K as promulgated by the Securities and Exchange Commission, the registrant is hereby providing the financial statements and pro forma financial information required by Item 7 of Form 8-K by this amendment to the registrant's Current Report on Form 8-K dated May 31, 1996. In addition, this amendment clarifies, supplements and restates the description of the transaction reported on such Current Report.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

                  The following description amends, supplements and supersedes the description of the transactions described in Item 2 of the Form 8-K dated May 31, 1996, filed by the registrant on June 14, 1996.

                  On May 31, 1996, the Company acquired 85% of the outstanding capital stock of CPI (the "CPI Acquisition"), a privately held company engaged in the business of distribution, manufacturing and assembly of wire and cable, from James S. Harrington, Duane A. Gawron, Trustee of the Living Trust of Duane
A. Gawron, Margo Gawron, John E. Pylak, Trustee of the John E. Pylak Living Trust, Rebecca Pylak and Kurt Cieszkowski (collectively, the "Sellers"). As a result of the transaction, Mr. Harrington became the President, Chief Executive Officer and a director of the Company; Messrs. Gawron and Pylak became Senior Vice Presidents and directors of the Company; and Mr. Cieszkowski became a Senior Vice President of the Company. Margo Gawron is the wife of Duane A. Gawron and Rebecca Pylak is the wife of John E. Pylak. The remaining 15% of the outstanding capital stock of CPI continues to be held by the Sellers.

                  CPI, with corporate headquarters in Leominster, Massachusetts, was formed by the merger of its three operating divisions in October 1995. CPI consists of three operating divisions: Energy Electric Cable (distribution) in Auburn Hills, Michigan; BSCC (manufacturing) in Leominster, Massachusetts; and Energy Electric Assembly (assembly), also in Auburn Hills. In addition, CPI has numerous distribution warehouses in the Southeast and Midwest.

                  In connection with the CPI Acquisition, the Sellers received:
(i) from CPI, in consideration for shares of CPI Common Stock held by them and redeemed by CPI, (A) an aggregate of $7,622,919 (the "Redemption Amount"), $250,000 of which was placed in escrow, (B) promissory notes due May 31, 2003 in the aggregate principal amount of $6,000,000, (C) additional promissory notes due May 31, 2003 in the aggregate principal amount of $3,000,000, payment of which is contingent upon the achievement by CPI of certain financial targets, and (D) the forgiveness of an aggregate of $2,000,000 in indebtedness of the

Sellers to CPI; and (ii) from Tigera, an aggregate of $7,990,000 (the "Purchase Price"), $1,000,000 of which was placed in escrow. In addition, Tigera committed to invest an additional $3,500,000 in preferred stock of CPI ("CPI Preferred Stock") to fund future expansion, $1,350,000 of which was invested on the closing date. The CPI Preferred Stock has a preference on liquidation equal to its purchase price, is non-voting, is not entitled to dividends, and is subject to mandatory redemption at its purchase price per share (i) after the payment of the promissory notes issued to the Sellers in partial consideration for the shares of CPI Common Stock redeemed by CPI, and (ii) subject to the consent of CPI's lenders. Tigera has also invested $400,000 for a subordinated note payable by CPI for working capital purposes.

                  The consideration paid in connection with the CPI Acquisition was determined through negotiations between the parties. The Purchase Price was paid out of Tigera's available cash. Prior to the transactions described herein, there was no material relationship between CPI or any of the Sellers and the registrant or any of the registrant's affiliates, any director or officer of the registrant, or any associate of any such officer or director.

                    Pursuant to the Stockholders' Agreement dated as of May 17, 1996, by and among the Company, CPI and the Sellers and executed in connection with the acquisition of CPI (the "Stockholders' Agreement"), the Company granted to the Sellers a put option to sell their shares of CPI Common Stock to the Company, and the Sellers granted the Company a call option to purchase Sellers' shares of CPI Common Stock (collectively, the "Put/Call Options") at a price to be determined based on the then market value of the shares of the Company's Common Stock now outstanding subject to specified adjustments. The Put/Call Options are exercisable in increments of one-third of Sellers' shares of CPI common stock on each of the 54th, 60th and 66th month anniversary dates of the closing of the CPI Transaction and become immediately exercisable in the event of a merger, liquidation, sale of substantially all of the assets or change of control of the Company.

                  In addition, pursuant to the Stockholders Agreement, effective at the closing of the CPI Acquisition, the Company caused the number of directors constituting the entire Board of Directors of the Company to be increased by three and caused the vacancies created thereby to be filled by the election of Messrs. James S. Harrington, Duane A. Gawron and John E. Pylak (the "CPI Nominees"). The Company has agreed to include the CPI Nominees (or such of the CPI Nominees that remain employees of CPI or the Company) in the management's slate of nominees for election as directors at any meeting of shareholders at which directors are to be elected and to recommend to the Company's shareholders the election of such nominees.

                  The Stockholders Agreement contains additional provisions including, among others, provisions relating to the Company's investment of $3,500,000 in CPI Preferred Stock (of which, as described above, $1,350,000 was invested on the closing date), restrictions on the transferability of shares of CPI stock held by the Company and by the Sellers, "tag along" rights which entitle the Sellers to sell, and "drag along" rights which require the Sellers to sell, their shares of CPI Common Stock in the event of a proposed transfer by the Company of all of its shares of CPI Common Stock, participation rights in favor of the Sellers in any future issuances of capital stock (or options or warrants convertible into capital stock) of CPI for cash or in any additional entity organized by the Company to make acquisitions in the wire and cable industry, and restrictions on the Company's ability to acquire any business not engaged in the wire and cable industry without the consent of the holders of a majority of the shares of CPI Common Stock held by the Sellers.

                  Concurrently with the CPI Acquisition, CPI entered into an employment agreement with each of James S. Harrington, Duane A. Gawron, John E. Pylak and Kurt Cieszkowski which, in each case provides that they will be employed for a period of three years from May 31, 1996 at an annual salary of $175,000 per year plus an annual cash bonus (subject to a maximum of the annual base salary for such year or partial year) equal to five percent of the amount by which the "Adjusted Bonus EBITDA" (as defined) for such year, or partial year, exceeds the "Adjusted Bonus EBITDA" for the prior year or part thereof. The employment agreements provide for payment of both salary and bonus for the full three-year term if the executive is discharged other than for cause, death or disability, and, in the case of the death or disability of the executive, for the payment of salary for the full three-year term and bonus for the year in which the executive dies or becomes disabled. If the employee is terminated for cause or resigns in breach of the employment agreement, no further salary is payable and any bonus for the year of termination is forfeited. The employment agreements also include provisions on non-competition, non-solicitation, confidentially and proprietary information and are automatically renewable for terms of one year unless either party gives no less than 60 days prior written notice of its intention not to renew the agreement.

                  In connection with the CPI Acquisition, the Company issued an aggregate of 1,888,593 options, subject to shareholder approval, to officers and employees of CPI, including an option covering 362,677 shares to Mr. Harrington, an option covering 344,172 shares to each of Messrs. Gawron and Pylak, and an option covering 182,572 shares to Mr. Cieszkowski. The options are not exercisable until July 8, 1999, but will become fully exercisable if there is a "change of control," as defined. The right to exercise the options is subject to vesting schedules set forth in the option agreements. If an optionee dies, becomes disabled or is terminated other than for cause, the option will become fully vested and may be exercised for a specified period commencing on the later of the date of such event and July 8, 1999; if the optionee resigns or is terminated for cause the option may be exercised, to the extent vested on the date of such resignation or termination, for a specified period commencing on the later of the date of such event and July 8, 1999. If the 1996 Plan is not approved by the shareholders or if an event, such as a change of control, occurs prior to such approval, under the terms of the purchase agreement executed in connection with the CPI Acquisition, the Company is obligated to issue stock purchase warrants to each option holder, including Messrs. Harrington, Gawron, Pylak and Cieszkowski, and on the same terms and conditions as the options previously issued to each of them.

                  Simultaneously with the closing of the CPI Acquisition, CPI refinanced its senior credit facility with the First National Bank of Boston and NBD Bank to increase the amount available for borrowing thereunder to approximately $45,000,000. At the closing, a total of approximately $32,000,000, including the Redemption Amount, was outstanding under such credit facility. The credit facility is secured, in part, by CPI's assets and a pledge of the registrant's capital stock of CPI.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)      Financial statements of businesses acquired.


         Report of Independent Accountants................................................................   F-1

         Balance Sheets as of December 31, 1995 and March
         31, 1996.........................................................................................   F-2

         Statements of Income for years ended December 31,
         1995 and December 31, 1994 and three-month
         periods ended March 31, 1996 and March 31, 1995 .................................................   F-3

         Statements of Stockholder Equity for years ended
         December 31, 1995 and December 31, 1994..........................................................   F-4

         Statements of Cash Flows for years ended December 31, 1995 and
         December 31, 1994 and three-month
         periods ended March 31, 1996 and March 31, 1995..................................................   F-5

         Notes to Financial Statements....................................................................   F-6

(b)      Pro forma financial information.

         Pro Forma Condensed Consolidated Balance Sheet
         (Unaudited) at March 31, 1996....................................................................   F-11

         Pro Forma Condensed Consolidated Statement of
         Operations (Unaudited) for the year ended
         December 31, 1995................................................................................   F-12

         Pro Forma Condensed Consolidated Statement of
         Operations (Unaudited) for the three-month period
         ended March 31, 1996.............................................................................   F-13

         Notes to Pro Forma Condensed Consolidated
         Financial Statements (Unaudited).................................................................   F-14

(c)      Exhibits

         24          Consent of Independent Auditors .....................................................   F-17

                                    SIGNATURE


               Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                    TIGERA GROUP, INC.
                                                    (Registrant)



                                                    By: /s/James S. Harrington
                                                        -----------------------
                                                        James S. Harrington
                                                        President and Chief
                                                        Executive Officer


Dated:  August 14, 1996

                       CONNECTIVITY PRODUCTS INCORPORATED

              REPORT ON AUDIT OF BALANCE SHEET AT DECEMBER 31, 1995
             AND RELATED STATEMENTS OF INCOME, STOCKHOLDERS' EQUITY
          AND CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                AND UNAUDITED BALANCE SHEET AS OF MARCH 31, 1996
            AND RELATED UNAUDITED STATEMENT OF INCOME AND CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996

CONNECTIVITY PRODUCTS INCORPORATED
CONTENTS

                                                                          PAGES
Report of Independent Accountants..................................          F-1

Financial Statements:

    Balance Sheets.................................................          F-2

    Statements of Income...........................................          F-3

    Statements of Stockholders' Equity.............................          F-4

    Statements of Cash Flows.......................................          F-5

    Notes to Financial Statements..................................     F-6-F-10

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Connectivity Products Incorporated:

We have audited the accompanying balance sheet of Connectivity Products Incorporated as of December 31, 1995 and the related statements of income, stockholders' equity, and cash flows for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Connectivity Products Incorporated as of December 31, 1995, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994 in conformity with generally accepted accounting principles.


Coopers & Lybrand L.L.P.


Detroit, Michigan
April 17, 1996

CONNECTIVITY PRODUCTS INCORPORATED
BALANCE SHEETS

as of December 31, 1995 and March 31, 1996 (Unaudited)

                                                                      DECEMBER 31,     MARCH 31,
                                                                         1995            1996
                                                                      ------------   ------------
                                     ASSETS                                           (Unaudited)
Cash                                                                  $    302,313   $    335,284
Accounts receivable:
   Trade, net of allowance for doubtful accounts of $611,896 in 1995    13,312,020     13,281,160
   Other                                                                   142,772         98,827
Inventories                                                             11,176,770     11,689,637
Prepaid expenses and other assets                                          257,807        279,017
                                                                      ------------   ------------
      Total current assets                                              25,191,682     25,683,925
                                                                      ------------   ------------
Property, plant and equipment:
   Machinery and equipment                                               7,266,463      7,580,606
   Transportation equipment                                                158,835        158,835
   Office equipment                                                        516,278        527,117
   Leasehold improvements                                                  378,347        395,209
                                                                      ------------   ------------
                                                                         8,319,923      8,661,767
      Less accumulated depreciation                                      2,697,018      2,921,082
                                                                      ------------   ------------
                                                                         5,622,905      5,740,685
Deposits and other assets                                                  284,072        308,896
Intangible assets                                                          401,644        365,587
                                                                      ------------   ------------
                                                                      $ 31,500,303   $ 32,099,093
                                                                      ============   ============

                                  LIABILITIES

Trade accounts payable                                                $ 10,598,936   $  9,955,748
Notes payable and current portion of long-term debt                          9,866          8,578
Accrued compensation and commissions                                       343,429        317,729
Accrued liabilities                                                      1,354,171      2,082,090
                                                                      ------------   ------------
      Total current liabilities                                         12,306,402     12,364,145

Notes payable, bank                                                     22,100,000     21,950,000
                                                                      ------------   ------------
      Total liabilities                                                 34,406,402     34,314,145
                                                                      ------------   ------------
                              STOCKHOLDERS' EQUITY

Common stock, $.01 par value, 3,000 shares authorized, 2,040 shares
   issued in 1995                                                               20             20
Paid-in capital                                                             24,980         24,980
Retained earnings                                                        2,907,066        383,444
Receivables from stockholders                                           (5,838,165)    (2,623,496)
                                                                      ------------   ------------
                                                                        (2,906,099)    (2,215,052)
                                                                      ------------   ------------
                                                                      $ 31,500,303   $ 32,099,093
                                                                      ============   ============

The accompanying notes are an integral part of the financial statements.

CONNECTIVITY PRODUCTS INCORPORATED
STATEMENTS OF INCOME
for the years ended December 31,1994 and 1995 and the three months ended March 31, 1995 and 1996 (Unaudited)

                                                                       THREE MONTHS ENDED
                                                                            MARCH 31,
                                       YEAR ENDED DECEMBER 31,     ---------------------------
                                         1994           1995           1995           1996
                                     ------------   ------------   ------------   ------------
                                                                          (Unaudited)
Net sales                            $ 70,184,688   $ 88,892,754   $ 20,443,039   $ 22,672,715

Cost of goods sold                     52,604,807     65,294,310     14,833,910     16,398,284
                                     ------------   ------------   ------------   ------------
      Gross profit                     17,579,881     23,598,444      5,609,129      6,274,431

Selling, general and administrative
      expenses                         14,028,055     17,829,600      4,229,713      5,117,310
                                     ------------   ------------   ------------   ------------
      Operating income                  3,551,826      5,768,844      1,379,416      1,157,121

Other income (expenses):
   Interest income                         20,393         46,454          8,123            799
   Interest expense                      (636,244)    (1,083,965)      (209,173)      (451,547)
   Other                                  (23,653)       (44,798)           238              5
                                     ------------   ------------   ------------   ------------
      Net income                     $  2,912,322   $  4,686,535   $  1,178,604   $    706,378
                                     ============   ============   ============   ============

The accompanying notes are an integral part of the financial statements.

CONNECTIVITY PRODUCTS INCORPORATED
STATEMENTS OF STOCKHOLDERS' EQUITY
for the years ended December 31, 1994 and 1995

                                                       COMMON STOCK                                   RECEIVABLES
                                                   ---------------------     PAID-IN       RETAINED       FROM
                                                   SHARES      AMOUNT        CAPITAL       EARNINGS   STOCKHOLDERS     TOTAL
                                                   -------   -----------   -----------   -----------  ------------  -----------
Balance, January 1, 1994                            25,000   $    25,000   $   401,170   $ 4,354,845  $  (227,244)  $ 4,553,771
Adjust beginning balance to reflect 1995
     merger                                        (22,960)      (24,980)       24,980                                       --
                                                   -------   -----------   -----------   -----------  -----------   -----------
Balance, January 1, 1994, as adjusted                2,040            20       426,150     4,354,845     (227,244)    4,553,771

Distributions                                                                             (2,623,950)                (2,623,950)

Additional stockholders' receivables, net of
     repayments                                                                                          (373,784)     (373,784)

Net income                                                                                 2,912,322                  2,912,322
                                                   -------   -----------   -----------   -----------  -----------   -----------
Balance, December 31, 1994                           2,040            20       426,150     4,643,217     (601,028)    4,468,359

Distribution to BSCC Group stockholder                                                    (1,900,000)                (1,900,000)

Distributions                                                                 (486,170)   (4,384,296)                (4,870,466)

Stockholder note payable converted to capital                                   85,000                                   85,000

Stockholders' receivables:
   Additions, net of repayments                                                                        (5,375,527)   (5,375,527)
   Dividends                                                                                (138,390)     138,390            --

Net income                                                                                 4,686,535                  4,686,535
                                                   -------   -----------   -----------   -----------  -----------   -----------
Balance, December 31, 1995                           2,040   $        20   $    24,980   $ 2,907,066  $(5,838,165)  $(2,906,099)
                                                   =======   ===========   ===========   ===========  ===========   ===========

The accompanying notes are an integral part of the financial statements.

CONNECTIVITY PRODUCTS INCORPORATED
STATEMENTS OF CASH FLOWS
for the years ended December 31,1994 and 1995 and the three months ended March 31, 1995 and 1996 (Unaudited)

                                                                                                            THREE MONTHS ENDED
                                                                           YEAR ENDED DECEMBER 31,                MARCH 31,
                                                                           -----------------------          ------------------
                                                                            1994            1995            1995           1996
                                                                            ----            ----            ----           ----
                                                                                                              (Unaudited)
Cash flows from operating activities:
   Net income                                                           $  2,912,322   $  4,686,535   $  1,178,604    $    706,378
   Adjustments to reconcile net income to net cash from operating activities:
     Depreciation and amortization                                           632,276        875,604        171,864         260,121
     Changes in operating assets and liabilities:
       Decrease (increase) in:
          Accounts receivable                                             (2,688,911)    (2,361,637)    (2,500,056)         48,663
          Inventory                                                       (2,143,493)    (4,468,494)      (188,679)       (512,867)
          Prepaid expenses and other assets                                  (63,190)      (105,179)        44,200           4,933
          Deposits and other assets                                         (103,476)       (74,292)        (2,029)        (24,825)
       Increase (decrease) in:
          Accounts payable                                                 2,850,065      2,870,338      1,267,757        (643,188)
          Accrued expenses                                                   439,939        516,707        153,176         702,219
                                                                        ------------   ------------   ------------    ------------

     Net cash provided by operating activities                             1,835,532      1,939,582        124,837         541,434
                                                                        ------------   ------------   ------------    ------------

Cash flows from investing activities, purchases of property and
     equipment                                                            (1,216,481)    (2,723,708)      (195,603)       (341,844)
                                                                        ------------   ------------   ------------    ------------

Cash flows from financing activities:
   Proceeds from notes payable                                             2,992,178     22,100,000           --              --
   Repayment of debt                                                        (521,761)    (9,245,732)      (261,235)       (151,288)
   Increases in receivables from stockholders, net                          (373,784)    (5,375,527)      (155,596)        (15,331)
   Distributions to stockholders                                          (2,623,950)    (6,770,466)       (41,627)           --
   Payment of financing fees                                                               (342,703)          --              --
                                                                        ------------   ------------   ------------    ------------
     Net cash provided by (used in) financing activities                    (527,317)       365,572       (458,458)       (166,619)
                                                                        ------------   ------------   ------------    ------------
Net (decrease) increase in cash                                               91,734       (418,554)      (529,224)         32,971
Cash, beginning of period                                                    629,133        720,867        720,867         302,313
                                                                        ------------   ------------   ------------    ------------
Cash, end of period                                                     $    720,867   $    302,313   $    191,643         335,284
                                                                        ============   ============   ============    ============
Supplemental disclosure of cash flow information, cash paid
     during the year for, interest                                      $    625,403   $  1,015,383   $    205,041    $    433,880
                                                                        ============   ============   ============    ============


The accompanying notes are an integral part of the financial statements.

CONNECTIVITY PRODUCTS INCORPORATED
NOTES TO FINANCIAL STATEMENTS

  1.   ORGANIZATION AND BASIS OF PRESENTATION:

       Connectivity Products Incorporated (the "Company") was formed on October 3, 1995 as a result of the merger among BSCC Corporation ("BSCC"), BSCC Group ("Group"), Energy Electric Cable, Inc. ("EEC") and Energy Electric Assembly, Inc. ("EEA"). Under the terms of the merger agreements, the common stock of BSCC, Group, EEA and EEC was canceled and converted into a specified number of shares of the Company's common stock. In connection with the transaction, the sole stockholder of Group (who was also a 50 percent stockholder in BSCC) received from the Company $1.9 million. There are certain restrictions on the sale of the Company's common stock and requirements for the Company to repurchase the common stock under certain conditions.

       BSCC, Group, EEA and EEC were controlled by the same stockholder group prior to the merger and, therefore, the transaction has been accounted for similar to a "pooling of interests". Accordingly, the carryover basis of the assets and liabilities is presented herein, and the $1.9 million paid for the common stock of Group has been shown as a stockholder distribution. In accordance with pooling accounting, the financial statements presented include the accounts of BSCC, Group, EEA and EEC as if the merger occurred as of the first day of the earliest financial statement period presented. All material intercompany accounts and transactions have been eliminated.

  2.   NATURE OF OPERATIONS:

       The primary business of the Company is the distribution and manufacture of wire and cable products. The Company's operations include the distribution of a full line of wire and cable products for the computer networking market and the security, signal and sound markets, as well as the manufacture and assembly of wire and cable products. Principal manufacturing markets include security, factory automation, signal and sound.

  3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

       a. INVENTORIES: Inventories are stated at the lower of cost or market, with cost determined on the first-in, first-out basis. Inventoriable costs include materials, direct labor and applicable manufacturing overhead.

       b. PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the individual assets. Costs of major renewals and additions are capitalized, while expenditures for repairs and maintenance costs are expensed as incurred. Upon retirement or disposal of property and equipment, the cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in the determination of net income.

       c. INCOME TAXES: The Company has elected to be treated as an S-corporation, under Section 1362 of the Internal Revenue Code. All merged companies (except for Group) had also elected to be treated as an S-Corporation. Accordingly, no income tax provision has been included in the financial statements since income of the Company (except for Group) is required to be reported in the stockholders' income tax returns. There were no material income tax liabilities related to Group. Under the terms of the merger agreement, a stockholder will receive an annual distribution expected to be approximately 45 percent of taxable income in order to cover the individual's income tax liability. A distribution of $2.1 million was made in April 1996.

       d. ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       e. FAIR VALUE OF FINANCIAL INSTRUMENTS: The Company has evaluated the fair value of its financial instruments based on the current interest rate environment and current pricing of debt instruments with comparable terms. The carrying value of debt and other financial instruments are considered to approximate fair value.

       f. INTERIM INFORMATION (UNAUDITED): In the opinion of management, the financial statements as of March 31, 1996 and for the three months ending March 31, 1996 and 1995, include all adjustments, consisting of normal recurring items, necessary for a fair presentation of financial position and results of operations. The results of operations are not necessarily indicative of the results which may be expected for the full year.

  4.   STOCKHOLDER RECEIVABLES:

       Stockholder receivables (all unsecured) at December 31, 1995 consist of the following:


        Advances to stockholders, distributed as a dividend on January 1, 1996    $ 3,230,000
        Advances to stockholders, noninterest-bearing                               2,000,000
        Stockholder notes, interest at the applicable federal tax rate (nine
              percent at December 31, 1995), due on demand                            608,165
                                                                                  -----------
                                                                                  $ 5,838,165
                                                                                  ===========


  5.   INVENTORIES:


       Inventories at December 31, 1995 consist of the following components:

        Raw materials                                                             $ 2,523,126
        Work in process                                                               455,701
        Finished goods                                                              8,197,943
                                                                                  -----------
                                                                                  $11,176,770
                                                                                  ===========


  6.   INTANGIBLE ASSETS:


       Intangible assets at December 31, 1995 consist of the following:

        Bank fees (three-year amortization)                                       $   342,703
        Covenant-not-to-compete (five-year amortization)                              150,000
                                                                                  -----------

                                                                                      492,703
        Accumulated amortization                                                       91,059
                                                                                  -----------
                                                                                  $   401,644
                                                                                  ===========


  7.   DEBT:

       Debt at December 31, 1995 consists of the following:

        Revolving credit (see below)                           $22,100,000
        Other                                                        9,866
                                                               -----------
                                                                22,109,866
           Less current maturities                                   9,866
                                                               -----------
                                                               $22,100,000
                                                               ===========

     In connection with the 1995 merger, essentially all prior debt was refinanced and replaced with a $30 million revolving credit agreement (which includes a $6.5 million overadvance) which is advanced based upon a percentage of eligible inventory, accounts receivable and equipment. Interest is payable monthly or quarterly and is equal to the higher of the bank's base rate or one-half percent above the federal funds effective rate, plus one-quarter percent. The Company may elect to convert all or a portion of its borrowings to notes which bear interest at the Eurodollar rate, plus 2.15 percent. Beginning in 1997 and under certain conditions, the one-quarter percent add-on will be eliminated, and the 2.15 percent add-on will be reduced to 1.75 percent. In addition, the Company must pay a fee equal to one-eighth percent of the average unused availability and a fee equal to one-quarter percent of the average outstanding overadvance. Interest rates on the borrowings, at December 31, 1995, vary from 7.875 percent to 8.75 percent. Borrowings under the agreement are due in October 1998, are collateralized by essentially all assets of the Company and are guaranteed by the stockholders. At December 31, 1995, there was $2.5 million of unused borrowings available.

     The credit agreement contains various covenants related to maintenance of minimum quarterly operating income, debt service coverage and net worth, and to maintenance of a maximum ratio of funded debt to earnings before interest, depreciation and amortization.

8.   LEASES:

     The Company leases its facilities and certain shop equipment, vehicles and office equipment under various operating leases which expire on various dates through 2000. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases.

       Future minimum payments under the operating leases are summarized as follows:

        Years ending December 31:

           1996                                         $1,365,283
           1997                                          1,189,812
           1998                                          1,016,369
           1999                                            530,509
           2000                                            191,358
                                                        ----------
              Total minimum lease payments              $4,293,331
                                                        ==========


       Rent expense was approximately $913,000 and $1,096,000 for the years ended December 31, 1994 and 1995, respectively.

  9.   EMPLOYEE BENEFIT PLANS:

       The Company has a defined contribution profit-sharing plan for employees of the EEC division. Contributions to the plan are discretionary. The Company also maintains a defined contribution plan for employees of the BSCC division. Employee contributions are matched when certain eligibility requirements are met. The Company's contributions to the plans were approximately $26,000 and $23,000 for 1994 and 1995, respectively.

 10.   EMPLOYMENT AGREEMENTS:

       In connection with the merger, the Company entered into one-year employment agreements with four of the stockholders, which are automatically renewed each year unless the stockholder's employment has been terminated. All pay and benefits under the agreement shall cease upon voluntary termination or termination for cause. In the event of voluntary termination, the terminated stockholder agrees not to compete with the Company for three years. In the event of involuntary termination, the stockholder shall receive his base compensation for three years. The agreement calls for the continuation of pay and benefit in the event that the individual is unable to perform his duties by reason of illness or incapacity.

                         PRO FORMA FINANCIAL INFORMATION

                       TIGERA GROUP, INC. AND SUBSIDIARIES
        PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AT MARCH 31, 1996
                                   (UNAUDITED)

                                                                                         Pro Forma
                                                                                        Adjustments
                                                                            ----------------------------------
                                                              Tigera        Connectivity
                                                              Group,          Products
                                                               Inc.         Incorporated         Other              Pro Forma
                                                           ------------     ------------     -----------------    -------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                $    161,000     $    335,284     $   (161,000) (e)    $     335,284
  United States Treasury Bills                               11,141,000                        (9,579,000) (e)        1,562,000
  Restricted cash                                             1,000,000                                               1,000,000
  Accounts receivable-net                                                     13,379,987          620,310  (f)       14,000,297
  Inventories                                                                 11,689,637           50,000  (a)       11,739,637
  Other current assets                                                           279,017                                279,017
                                                           ------------     ------------     ------------         -------------
      TOTAL CURRENT ASSETS                                   12,302,000       25,683,925       (9,069,690)           28,916,235
Property, Plant and Equipment - net                                            5,740,685        1,200,000  (b)        6,940,685
Unallocated purchase price, including deferred tax asset                         365,587       24,963,142  (c)       25,328,729
Other assets                                                    128,000          308,896                                436,896
                                                           ------------     ------------     ------------         -------------
      TOTAL ASSETS                                         $ 12,430,000     $ 32,099,093     $ 17,093,452         $  61,622,545
                                                           ============     ============     ============         =============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current portion of long-term debt                        $                $                $    930,000  (d)    $     930,000
  Accounts payable and accrued liabilities                      159,000       12,364,145                             12,523,145
                                                           ------------     ------------     ------------         -------------
      Total Current Liabilities                                 159,000       12,364,145          930,000            13,453,145
Long-term debt                                                                21,950,000       13,948,400  (d)       35,898,400
                                                           ------------     ------------     ------------         -------------
      TOTAL LIABILITIES                                         159,000       34,314,145       14,878,400            49,351,545
      STOCKHOLDER'S EQUITY                                   12,271,000       (2,215,052)       2,215,052  (g)       12,271,000
                                                           ------------     ------------     ------------         -------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $ 12,430,000     $ 32,099,093     $ 17,093,452         $  61,622,545
                                                           ============     ============     ============         =============

See notes to unaudited pro forma financial statements.

                         PRO FORMA FINANCIAL INFORMATION

                       TIGERA GROUP, INC. AND SUBSIDIARIES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                   (UNAUDITED)

                                                                                         Pro Forma
                                                                                        Adjustments
                                                                            ----------------------------------
                                                              Tigera        Connectivity
                                                              Group,          Products
                                                               Inc.         Incorporated         Other             Pro Forma
                                                           ------------     ------------     -----------------   --------------
Net sales                                                  $                $  88,892,754    $                   $   88,892,754
Cost of goods sold                                                             65,294,310           84,000  (h)      65,378,310
                                                           -------------    -------------    -------------       --------------
  Gross profit                                                                 23,598,444          (84,000)          23,514,444

Selling, general and administrative expenses                     853,000       17,829,600          736,000  (h)      19,418,600
                                                           -------------    -------------    -------------       --------------
  Operating income                                              (853,000)       5,768,844         (820,000)           4,095,844

Other income (expenses):
  Interest income                                                700,000           46,454         (624,000) (l)         122,454
  Interest expense                                                             (1,083,965)      (1,840,000) (i)      (2,923,965)
  Other                                                                           (44,798)                              (44,798)
                                                           -------------    -------------    -------------       --------------

Income (Loss) before income taxes and minority interest         (153,000)       4,686,535       (3,284,000)           1,249,535

Provision for income taxes                                                                         562,300  (j)         562,300
                                                           -------------    -------------    -------------       --------------
Income (Loss) before minority interest                          (153,000)       4,686,535       (3,846,300)             687,235

Minority interest in subsidiary                                                                   (215,000) (k)        (215,000)
                                                           -------------    -------------    -------------       --------------

Net Income (Loss)                                          $    (153,000)   $   4,686,535     $ (4,061,300)      $      472,235
                                                           =============    =============    =============       ==============

 Primary and Fully Diluted Net Income (Loss)Per Share              (0.01)                                                   0.02


Weighted Average Number of Common
  Shares and Common Share Equivalents:
     Primary                                                  21,499,858                                              21,499,858
     Fully Diluted                                            21,757,411                                              21,757,411

See notes to unaudited pro forma financial statements.

                         PRO FORMA FINANCIAL INFORMATION

                       TIGERA GROUP, INC. AND SUBSIDIARIES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                   (UNAUDITED)

                                                                                          Pro Forma
                                                                                         Adjustments
                                                                             ----------------------------------
                                                               Tigera        Connectivity
                                                               Group,          Products
                                                                Inc.         Incorporated         Other             Pro Forma
                                                            ------------     ------------     -----------------   --------------
Net sales                                                   $                $ 22,672,715     $                   $   22,672,715
Cost of goods sold                                                             16,398,284           21,000  (h)       16,419,284
                                                            ------------     ------------     ------------        --------------

  Gross profit                                                                  6,274,431          (21,000)            6,253,431

Selling, general and administrative expenses                     245,000        5,117,310          184,000  (h)        5,546,310
                                                            ------------     ------------     ------------        --------------

  Operating income                                              (245,000)       1,157,121         (205,000)              707,121

Other income (expenses):
  Interest income                                                162,000              799         (143,000) (l)           19,799
  Interest expense                                                               (451,547)        (286,000) (i)         (737,547)
  Other                                                                                 5                                      5
                                                            ------------     ------------     ------------        --------------

Income (loss) before income taxes and minority interest          (83,000)         706,378         (634,000)              (10,622)

Income tax benefit                                                                                  (4,800) (j)           (4,800)
                                                            ------------     ------------     ------------        --------------

Income (loss) before minority interest                           (83,000)         706,378         (629,200)               (5,822)

Minority interest in subsidiary                                                                    (30,000) (k)          (30,000)
                                                            ------------     ------------     ------------        --------------

Net Income (Loss)                                           $    (83,000)    $    706,378     $   (659,200)       $      (35,822)
                                                            ============     ============     ============        ==============

Net Loss Per Share                                                 (0.00)                                                  (0.00)


Weighted Average Number of Common
  Shares and Common Share Equivalents:
     Primary                                                  23,752,422                                              23,752,422
     Fully Diluted                                            24,073,692                                              24,073,692

See notes to unaudited pro forma financial statements.

TIGERA GROUP, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (UNAUDITED)


1.       PRO FORMA FINANCIAL STATEMENTS

         The unaudited pro forma consolidated statements of operations for the three months ended March 31, 1996 and the year ended December 31, 1995 give effect to the acquisition ("Acquisition") of 85% of the capital stock of Connectivity Products Incorporated ("CPI") by Tigera Group, Inc. The Acquisition, which will be accounted for as a purchase, as well as the October 3, 1995 merger (see Note 1 to the audited 1995 financial statements of CPI), are treated as if they had occurred on January 1, 1995. It was assumed that the pro forma redemption price at January 1, 1995 was approximately $3.2 million less than the actual redemption price, reflecting lower working capital at January 1, 1995, as compared to that used as a basis for the redemption.

         The pro forma balance sheet as of March 31, 1996 gives effect to the Acquisition as if it had occurred on March 31, 1996.

         The pro forma information for the three months ended March 31, 1996 is based on unaudited financial statements after giving effect to the transactions and the adjustments described in Note 2. The pro forma information for the year ended December 31, 1995 is based on audited financial statements of the two companies revised for the transactions and the adjustments described in Note 2. The unaudited pro forma consolidated financial statements include all adjustments, consisting of normal recurring accruals, which Tigera Group, Inc. considers necessary for a fair presentation of the results of operations for the three months ended March 31, 1996.

         The unaudited pro forma consolidated financial statements may not be indicative of the results that actually would have been achieved if the transaction had occurred on the date assumed and do not project Tigera Group, Inc.'s financial position or results of operations at any future date or period then ended.


2.       PRO FORMA ADJUSTMENTS

         The following pro forma adjustments related to the purchase are estimates and will differ from the final amount allocated to the May 31, 1996 assets and liabilities. The final purchase price allocation will be completed in connection with the preparation of Tigera's financial statements for the year ended December 31, 1996.

         (a) Adjusts inventory acquired to fair market value. The write-up of inventory will be reflected in a higher cost of sales during the year subsequent to the date of the

                  Acquisition but the charge has been excluded from cost of sales in the pro forma condensed consolidated statements of operations.

         (b) Adjusts property and equipment acquired to estimated fair market value.

         (c) Records unallocated purchase price related to the Acquisition, including deferred tax asset.

         (d) Records refinancing of debt, including additional bank debt incurred as a result of the Acquisition, and issuance of subordinated debt in connection with the Acquisition.

         (e) Represents cash used for Tigera purchase of CPI, and payment of various expenses and fees related to the Acquisition.

         (f) Records notes receivable from minority interest in consolidated subsidiary (CPI).

         (g) Eliminates common stock, paid in capital, and retained earnings accounts of CPI.

         (h) Amortization of unallocated purchase price, and increase in depreciation resulting from changes in the carrying amounts and depreciable lives of property, plant and equipment.

         (i) Increase in interest expense related to additional long-term debt to fund the Acquisition, and increase in interest rate on all bank debt.

         (j) Provision for income taxes is based on an approximate 45% aggregate federal and state effective tax rate which takes into account an estimate for non-deductible goodwill amortization.

         (k)      Records the 15% minority interest in the earnings of CPI.

         (l) Decrease in interest income due to use of cash from sale of United States Treasury Bills for Acquisition.

3.       EMPLOYMENT AGREEMENTS

         In connection with the Acquisition, the Company entered into three year employment agreements with four of the stockholders. Under the terms of the agreements, each stockholder will be paid a base salary of $175,000 per year plus an annual bonus (subject to a maximum amount equal to the base salary) equal to 5% of the amount by which earnings before interest, depreciation, taxes and amortization and after certain other adjustments (Adjusted Bonus EBITDA as defined in the employment agreements) exceeds Adjusted Bonus EBITDA for the prior year. Actual compensation paid to the four stockholders exceeds the total base salaries excluding any bonuses under this agreement by $865,273 and $175,000 for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively. These amounts have not been reflected as a decrease in expense on the pro forma statements of income.

4. RECONCILIATION OF CONNECTIVITY PRODUCTS INCORPORATED 1995 NET INCOME TO ADJUSTED EBITDA

         The following is a reconciliation of 1995 CPI net income to CPI earnings before interest, depreciation, taxes and amortization (EBITDA) before acquistion by Tigera:

                  CPI Net Income                                             $4,686,535
                  Interest Expense (net of interest income)                   1,037,511
                  Income Tax included in Selling, General and
                           Administrative Expense                               192,006
                  Depreciation and Amortization                                 875,604
                  Salary Expense to Owners in Excess of $175,000 Each
                           (See Note 3)                                         865,273
                  Merger and Acquisition Expense                                572,313
                                                                             ----------
                  CPI Adjusted EBITDA                                        $8,229,242
                                                                             ==========

                                                                    EXHIBIT 24

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Tigera Group, Inc. on Form S-8 (registration numbers 333-02655 and 33-65384) of our report dated April 17, 1996, on our audits of the financial statements of Connectivity Products Incorporated as of December 31, 1995, and for the years ended December 31, 1995, and 1994, which report is included in this Form 8-K/A of Tigera Group, Inc.

Coopers & Lybrand L.L.P.

Detroit, Michigan
August 13, 1996